AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 5, 1996
                                                    REGISTRATION NO. 333-09939


                       ----------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                 AMENDMENT NO.1
                                       TO
                                    FORM S-3


            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933,
                                   AS AMENDED

                       ----------------------------------
                          CENTENNIAL TECHNOLOGIES, INC.
             (Exact name of Registrant as specified in its charter)
                       ----------------------------------

   Delaware                                                      04-2978400
(State or other                                               (I.R.S. Employer
jurisdiction of                                              Identification No.)
incorporation or
organization)

                       ----------------------------------

                                  EMANUEL PINEZ
                             Chief Executive Officer
                                 37 Manning Road
                         Billerica, Massachusetts 01821
                                 (508) 670-0646
              (Address and telephone number of principal executive
                         offices and agent for service)

                                   Copies to:

                             PAUL D. BROUDE, Esquire
                            ANDREW D. MYERS, Esquire
                           O'Connor, Broude & Aronson
                           Bay Colony Corporate Center
                          950 Winter Street, Suite 2300
                          Waltham, Massachusetts 02154
                                 (617) 890-6600

              APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after this Registration
                          Statement becomes effective.






         If the only securities being registered on this Form are to be offered pursuant to dividend or interest reinvestment plans, check the following box.[ ]

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]



                         CALCULATION OF REGISTRATION FEE


                                                Proposed            Proposed
Title of Each Class                              Maximum             Maximum           Amount of
of Securities to Be          Amount to        Offering Price        Aggregate         Registration
     Registered           Be Registered(1)     Per Share (2)    Offering Price(2)         Fee
- -----------------------    -------------      ---------------   -----------------      ---------

Common Stock,
  $.01 par value
  per share.............   $25,000             $34.94             $873,500              $301.21

(1) This Amendment No.1 to Form S-3 relates to the registrations of 125,000 shares of Common Stock, $.01 par value per share, of the Registraint. The Registraint previously paid a registration fee of $1,187.59 on August 9, 1996, for 100,000 shares of Common Stock, $.01 par value per share, with the original filing of its Form S-3.

(2) Estimated solely for calculation of the amount of the registration fee. All shares of Common Stock are being offered by the Selling Stockholders who are not restricted as to the price or prices at which such securities may be sold. Such securities are anticipated to be offered at prices approximating fluctuating market prices. Therefore, pursuant to Rule 457 of the Securities Act of 1933, as amended, the registration fee has been calculated based upon the average of $35.25 per share and $34.63 per share, the high and low prices of the Company's Common Stock, respectively, on August 29, 1996, as reported by the American Stock Exchange.
                      -----------------------------------

         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.





                          CENTENNIAL TECHNOLOGIES, INC.

                              CROSS REFERENCE SHEET

                    PURSUANT TO ITEM 501(B) OF REGULATION S-K

                  Item Number of Form S-3                                Location or Caption in Prospectus
                  -----------------------                                ---------------------------------

1.     Forepart of Registration Statement and Outside
       Front Cover of Prospectus.................................        Outside Front Cover Page

2.     Inside Front and Outside Back Cover Pages of
       Prospectus................................................        Inside Front Cover Page; Outside Back
                                                                         Cover Page; Available   Information;
                                                                         Incorporation of Certain Documents by
                                                                         Reference
3.     Summary Information, Risk Factors and Ratio
       of Earnings to Fixed Charges..............................        Prospectus Summary; Risk Factors;
                                                                         Summary Consolidated Financial Data

4.     Use of Proceeds...........................................        Use of Proceeds

5.     Determination of Offering Price...........................        Not Applicable

6.     Dilution..................................................        Not Applicable

7.     Selling Securityholders...................................        Selling Stockholders

8.     Plan of Distribution......................................        Outside Front Cover Page; Plan of
                                                                         Distribution

9.     Description of Securities to be Registered................        Not Applicable

10.    Interests of Named Experts and Counsel....................        Not Applicable

11.    Material Changes..........................................        Not applicable

12.    Incorporation of Certain Information by Reference.........        Incorporation of Certain Documents by
                                                                         Reference

13.    Disclosure of Commission Position on Indemnification
       for Securities Act Liabilities............................        Indemnification





INFORMATION   CONTAINED  HEREIN  IS  SUBJECT  TO  COMPLETION  OR  AMENDMENT.   A
REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.







                   SUBJECT TO COMPLETION, DATED SEPTEMBER 5, 1996


PROSPECTUS
- ----------

                          CENTENNIAL TECHNOLOGIES, INC.


                         125,000 SHARES OF COMMON STOCK

         This Prospectus relates to 125,000 shares (the "Shares") of Common Stock, $.01 par value per share of Centennial Technologies, Inc., a Delaware corporation (the "Company"), which were issued in connection with the merger of a subsidiary of the Company into Design Circuits, Inc., a contract manufacturer located in Massachusetts. The Shares may be offered for resale from time to time by the selling stockholders (the "Selling Stockholders"). See "Selling Stockholders."

         The Company's Common Stock is traded on the American Stock Exchange under the symbol "CTN." The shares of Common Stock to be offered for sale pursuant to this Prospectus may be offered for sale on the American Stock Exchange or in privately negotiated transactions. On August 29, 1996, the last reported sale price of the Company's Common Stock was $ 34.875 per share.


         The Company will assume all of the costs and fees relating to the registration of the Shares except for any discounts, concessions or commissions payable to underwriters, dealers or agents incident to the offering and sale of the Shares, and any fees and disbursements of counsel to the Selling Stockholders.

                                -----------------


         THE SECURITIES OFFERED HEREBY INVOLVE CERTAIN RISKS TO THE PURCHASERS OF SUCH SECURITIES. SEE "RISK FACTORS" BEGINNING ON PAGE 4 OF THIS PROSPECTUS.


                                -----------------


          THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
           SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
            COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION
            PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                               -----------------

                    THE DATE OF THIS PROSPECTUS IS __, 1996.

         Pursuant to Rule 429 under the Securities Act of 1933, as amended (the "Securities Act"), this Prospectus also relates to and may be used in connection with securities previously registered under said Securities Act pursuant to Registration Statement No. NY-33-74862 and consisting of 200,000 shares of Common Stock issuable upon exercise of a purchase option received by the underwriters in connection with the Company's initial public offering.




                              AVAILABLE INFORMATION


         The Company has filed with the Securities and Exchange Commission (the "Commission"), a Registration Statement on Form S-3 under the Securities Act, with respect to the Common Stock offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information with respect to the Company and the Common Stock offered hereby, reference is hereby made to such Registration Statement, exhibits and schedules. Statements contained in this Prospectus as to the contents of any contract or any other document referred to are not necessarily complete, and in each instance reference is made to the copy of such contract or document filed as an exhibit to the Registration Statement or such other document, each such statement being qualified in all respects by such reference.


         The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy or information statements and other information with the Commission. Such reports, proxy or information statements and other information, as well as the Registration Statement of which this Prospectus is a part and the exhibits and schedules thereto, may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, as well as at the following Regional Offices: 7 World Trade Center, 13th Floor, New York, New York 10048, and Northwestern Atrium Center, 500 W. Madison Street,
Suite 1400, Chicago, Illinois 60661. Copies of such materials can also be obtained from the Public Reference Section of the Commission, Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, by mail at prescribed rates. The Common Stock is traded on the American Stock Exchange, and the Company's reports, proxy or information statements and other information filed with the American Stock Exchange may be inspected at the American Stock Exchange's offices at 86 Trinity Place, New York, New York 10006.

                               PROSPECTUS SUMMARY

         The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information, including the "Risk Factors" section, appearing elsewhere in this Prospectus.


THE COMPANY


         Centennial Technologies, Inc. (the "Company") designs, manufactures and markets an extensive line of PC cards used primarily by original equipment manufacturers ("OEMs") for industrial and commercial applications. A PC card is a rugged, lightweight, credit card sized device inserted into a dedicated slot in a broad range of electronic equipment that contains microprocessors, such as portable computers, telecommunications equipment, manufacturing equipment and vehicle diagnostic systems. The Company's PC cards provide increased storage capacity, communications capabilities and programmed software for specialized applications. These specialized applications include data acquisition and processing, navigation and information encryption and security.


         The Company also provides contract manufacturing services through its majority owned subsidiary, Design Circuits, Inc., ("DCI"), which the Company acquired in July 1996. DCI manufactures printed circuit boards, cable modems and other computer peripheral products at its manufacturing facility in Southborough, Massachusetts.

         The Company was incorporated and began operations in 1987 to develop and commercialize font cartridges for laser printers. During the past several years, the Company has de-emphasized the marketing and sales of font cartridges in order to focus on the rapidly growing PC card market. For fiscal 1995, sales of PC cards accounted for approximately 86% of product sales, compared to approximately 58% of product sales in fiscal 1994. Sales of PC cards accounted for approximately 97% of product sales in the nine months ended March 31, 1996. In future periods, the Company expects that contract manufacturing services will account for a larger portion of the Company's revenues measured on a consolidated basis.


         The principal executive offices of the Company are located at 37 Manning Road, Billerica, Massachusetts 01821. The Company's telephone number is
(508) 670-0646. Except where the context otherwise requires, the term the "Company" includes Centennial Technologies, Inc. and its wholly-owned or majority-owned subsidiaries.



RISK FACTORS

         An investment in the Company involves several risks, including those set forth under Risk Factors beginning on page 4.

                                  RISK FACTORS

         In addition to considering the other information set forth in this Prospectus, prospective investors should carefully consider the risks of investment presented below.


PRODUCT CONCENTRATION

         PC cards constituted 86% and 97% of the Company's sales in fiscal 1995 and the nine months ended March 31, 1996, respectively, and PC cards are expected to continue to account for a substantial portion of the Company's sales in the foreseeable future. The market for PC cards is still developing and no assurance can be given that computing and electronic equipment which utilize PC cards will not be modified to render the Company's PC cards obsolete or otherwise have the effect of reducing demand for the Company's PC cards. Decreased demand for the Company's PC cards as a result of technological change, competition or other factors would have a material adverse effect on the Company's business and results of operations.


RAPID TECHNOLOGICAL CHANGE AND NEED FOR CONTINUED PRODUCT DEVELOPMENT

         The market for PC cards is characterized by rapid technological change, evolving industry standards and rapid product obsolescence. The Company's growth and future success will depend upon its ability, on a timely basis, to develop and introduce new products, to enhance existing products and to adapt products for various industrial applications and equipment platforms, as well as upon customer acceptance of these products, enhancements and adaptations. The
Company, having more limited resources than many of its competitors, must restrict its development efforts at any given time to a relatively small number of development projects. No assurance can be given that the Company will select the correct projects for development resources or that the Company's development efforts will be successful. In addition, no assurance can be given that the
Company will not experience difficulties that could delay or prevent the successful development, introduction and marketing of new products, that new products and product enhancements will meet the requirements of the marketplace and achieve market acceptance, or that the Company's current or future products will conform to applicable industry standards. The inability of the Company to introduce on a timely basis new products or enhancements that contribute to profitable sales would have a material adverse effect on the Company's business and results of operations. In addition, the contract manufacturing market is characterized by rapid technological change. The Company's growth and future success in this market will, in addition to the factors described above, depend on its ability to anticipate and respond to technological changes in manufacturing processes on a cost-effective and timely basis, as to which no assurance can be given.


SHORTAGES OF RAW MATERIALS AND SINGLE SOURCE SUPPLIERS

         The Company has, from time to time, experienced shortages in the supply of computer memory chips and other electronic components used to manufacture PC cards. The Company expects such supply shortages may continue, particularly with respect to computer memory chips and other electronic components used in products targeted at high-growth market segments. Presently, certain memory chips important to the Company's products are on industry-wide allocation by suppliers.

         The Company purchases certain key components from sole or single source vendors for which alternative sources are not currently available. The Company does not maintain long-term supply agreements with any of its vendors. The inability to develop alternative sources for these single or sole source components or to obtain sufficient quantities of components could result in delays or reductions in product shipments which could materially and adversely affect the Company's business and results of operations. The Company relies on Intel Corporation as the sole source of certain Intel brand memory chips used in certain of the Company's PC cards marketed for use with computing devices that contain Intel microprocessors. The sole source risk associated with components from Intel may be heightened during transitions from one generation of microprocessor to the next given the potential lack of safety stock available during these transitions. The Company also relies on the Sony Corporation as the sole supplier of certain SRAM memory chips. No assurance can be given that Intel, Sony or one or more of the Company's other vendors will not significantly reduce supplies to the Company. Even where alternative sources of supply are available, if a major vendor were to significantly reduce supplies to the Company, the Company may be forced to spend a significant amount of time to qualify an additional vendor and obtain adequate supplies. The inability to obtain adequate supplies on a timely basis could have a material adverse effect on the Company's business and results of operations. In addition, shortages of electronic components may result in higher prices, which could have a material adverse effect on the Company's business and results of operations.


FLUCTUATIONS IN QUARTERLY RESULTS; POSSIBLE VOLATILITY OF VALUE OF COMMON STOCK

         The Company's operations may be subject to quarterly fluctuations due to a number of factors, including the timing and delivery of significant orders for the Company's products, competitive pricing pressures, increases in raw material costs, higher costs associated with the expansion of operations, changes in customer and product mix, changes in the Company's distribution channels, production difficulties, quality of the Company's products, increased research and development expenses associated with new product introductions, write-downs or write-offs of investments in other companies, exchange rate fluctuations and market acceptance of new or enhanced versions of the Company's products as well as other factors, some of which are beyond the Company's control. Any future operating results of the Company below the expectations of public market analysts and investors could materially and adversely affect the market price of the Company's Common Stock. The market price of the Company's Common Stock could also be subject to wide fluctuations in response to quarterly variations in operating results, announcements of technological innovations or new products by the Company or its competitors, trading volume, general market trends and other factors.

         The Company acquired DCI in July 1996. For the fiscal years ended October 31, 1995 and 1994, DCI reported a net loss of approximately $1,400,000 and net income of approximately $170,000, respectively. No assurance can be given that DCI will operate profitably in current or future periods. If DCI continues to operate at a loss, or operates below the Company's and/or analysts' expectations, the Company's business and results from operations, as well as the market price of the Company's Common Stock, could be materially, adversely affected.



MANUFACTURING OPERATIONS

         The  Company  has  invested,  and  intends to  continue  to invest,  in facilities and equipment in order to increase, expand and update its manufacturing capabilities and equipment at its facilities in Billerica, Massachusetts, and, in particular, at its contract manufacturing facility in Southborough, Massachusetts. Changes in technology or sales growth beyond currently established manufacturing capabilities will require further investment. In particular, the future success of the Company's contract manufacturing operations will depend on the Company's ability to utilize its manufacturing capacity in an efficient manner, as to which no assurances can be given. The inability of the Company to generate additional sales necessary to utilize its contract manufacturing capacity in an efficient manner could have a material adverse effect on the Company's business and results of operations.


COMPETITION

         The markets in which the Company competes are characterized by rapid technological change, evolving industry standards, rapid product obsolescence and intense competition. The Company competes with manufacturers of PC cards and related products, including SanDisk Corporation and Smart Modular Technologies, Inc., as well as with electronic component manufacturers who also manufacture PC cards, including Mitsubishi Electric Corporation, Intel Corporation, Epson of America, Inc., Fujitsu Microelectronics, Inc., and other contract manufacturers. Certain of these competitors also supply the Company with raw materials, including electronic components currently on allocation. Such competitors may have the ability to manufacture PC cards at lower costs than the Company as a result of their higher levels of integration. In addition, many of the Company's competitors or potential competitors have greater financial, marketing and technological resources than the Company. The Company expects competition to increase in the future from existing competitors and from other companies that may enter the Company's existing or future markets with similar or alternative products that may be less costly or provide additional features. The Company believes that its ability to compete successfully in its PC card business depends on a number of factors, including product quality and performance, order turnaround, the provision of competitive design capabilities, timely response to advances in technology, adequate manufacturing capacity, efficiency of production, timing of new product introductions by the Company, its customers and its competitors, the number and nature of the Company's competitors in a given market, price and general market and economic conditions. In addition, increased competitive pressure may lead to intensified price competition for both PC cards and contract manufacturing services, resulting in lower prices and gross margins, which could materially adversely affect the Company's business and results of operations. No assurance can be given that the Company will compete successfully in the future.


CONCENTRATION OF CREDIT RISK

         At March 31, 1996, seven customers of the Company accounted for approximately $5.1 million, or 53% of the Company's accounts receivable balance. If any of these customers fail to pay the Company on a timely basis, it could have a material adverse effect on the Company's financial condition and results of operations.


INTERNATIONAL SALES

         During fiscal 1994 and fiscal 1995, the Company derived approximately 22% and 23%, respectively, of its total sales from outside the United States. Although the Company's sales are denominated primarily in United States dollars, fluctuations in currency exchange rates could cause the Company's products to become less price competitive in a particular country, leading to a reduction in sales or profitability in that country. Manufacturing and sales of the Company's products may also be materially and adversely affected by factors such as unexpected changes in, or imposition of, regulatory requirements, tariffs, import and export restrictions and other barriers and restrictions, longer payment cycles, greater difficulty in accounts receivable collection, potentially adverse tax consequences, the burdens of complying with a variety of foreign laws and other factors beyond the Company's control. No assurance can be given that these factors will not have a material adverse effect on the Company's business and results of operations.


FAILURE TO MAINTAIN QUALITY CONTROL STANDARDS AND DELIVER PRODUCTS ON A
 TIMELY BASIS

         Many of the Company's products and services must meet exacting OEM specifications. As a result, the Company must adopt and adhere to stringent quality control standards for its products and manufacturing processes. No assurance can be given that the quality of the Company's products and services will meet customer requirements in the future. If quality problems occur, the Company could experience increased costs, reschedulings or cancellations of orders and shipments, delays in collecting accounts receivable, increases in product returns and reductions in new purchase orders, any of which could have a material adverse effect on the Company's business and results of operations. The Company's business plans include subcontracting a portion of its production to a third-party manufacturing facility located in Quebec, Canada. No assurance can be given that such facility, or other manufacturers to whom the Company may subcontract a portion of its production, will produce products for the Company that meet the quality requirements of the Company's customers.

         The Company believes its ability to deliver product orders faster than many other PC card manufacturers represents an important competitive advantage. No assurance can be given, however, that future delays or interruptions in production caused by problems with product quality, supply shortages, facilities expansion, the subcontracting of a portion of production, human error or other factors, some of which may be beyond the control of the Company, will not result in the failure to meet delivery schedules. Any such failure could harm the Company's reputation in the marketplace and have a material adverse effect on the Company's business and results of operations.


SINGLE SITE MANUFACTURING FACILITY FOR PC CARDS

         Substantially all of the Company's manufacturing operations for the production of PC cards are conducted at its main office and manufacturing facility in Billerica, Massachusetts. A disruption of the Company's PC card manufacturing operations for any reason, including interruptions in production, theft, government PC card intervention or a natural disaster such as fire, earthquake, flood or other casualty could cause the Company to limit or cease its PC card manufacturing operations, which would have a material adverse effect on the Company's business and results of operations. Although the Company maintains business interruption insurance to cover natural disasters, no assurance can be given that such insurance would be sufficient to compensate the Company for damages resulting from a casualty, or that such insurance will continue to be available to the Company on commercially reasonable terms, if at all.


MANAGEMENT OF GROWTH

         The Company has recently experienced a period of rapid growth due primarily to strong demand for the Company's PC cards. To accommodate such growth, the Company has hired senior managers in engineering, production, marketing and quality control. In addition, the Company has expanded its production capacity by acquiring additional manufacturing equipment and has enhanced its management information systems. The Company's ability to manage continued growth will require the further improvement of operational, financial and management information systems and the effective management of employees, as to which no assurance can be given. If the Company's management is unable to manage growth effectively, the Company's business and results of operations would be materially and adversely effected.


RISKS OF ACQUISITIONS AND INVESTMENTS IN OTHER COMPANIES

         The Company's long-term business strategy includes acquisitions of companies and technologies, which may require the Company to secure additional financing and which could involve dilution to the Company's existing stockholders. No assurance can be given that such financing will be available or, if available, will be on terms acceptable to the Company. The Company may also incur significant expenditures in connection with acquisitions that are not completed, which would result in the Company having to expense such costs in its then current financial statements. In the event the Company incurs indebtedness in connection with an acquisition, the Company may be subject to various risks, including interest rate fluctuations and insufficient cash flow. In addition, companies that acquire businesses or technologies frequently encounter unforeseen expenses, difficulties, complications and delays, which could have a material adverse effect on the Company's business and results of operations.

         The Company has invested and intends to continue to invest in early-stage companies that have technologies or capabilities complementary to those of the Company. Because these companies are typically privately held, the Company may not have the ability to liquidate such investments. No assurance can be given that the companies in which the Company has invested or may invest in the future will develop successful products or technologies beneficial to the Company or that such investments will be economically justified. In addition, if companies in which the Company invests are not successful, the Company would have to write-off or write-down such investments, which would result in the Company recognizing an expense in the period in which such adjustment occurs.


PROTECTION OF PROPRIETARY INFORMATION

         The Company's products require technical know-how to engineer and manufacture. To the extent proprietary technology is involved, the Company relies on trade secrets that it seeks to protect, in part, through confidentiality agreements with certain employees, consultants and other parties. No assurance can be given that these agreements will not be breached, that the Company will have adequate remedies for any breach, or that the Company's trade secrets will not otherwise become known to, or independently developed by, existing or potential competitors of the Company. The Company generally does not seek to protect its proprietary information through patents or registered trademarks, although it may seek to do so in the future. The Company may be involved from time to time in litigation to determine the enforceability, scope and validity of its rights. In addition, no assurance can be given that the Company's products will not infringe any patents of others.
Litigation could result in substantial cost to the Company and diversion of effort by the Company's management and technical personnel.

         The  Company  currently  licenses  certain   proprietary  and  patented
technology from third parties. No assurance can be given that any patented technology licensed by the Company will provide meaningful protection from competitors. Even if a competitor's products were to infringe on patents licensed by the Company, it would be costly for the Company to enforce its rights in an infringement action and would divert funds and management resources from the Company's operations.


DEPENDENCE ON KEY PERSONNEL

         The Company's success depends to a significant degree upon the continued contributions of members of its senior management and other key personnel. The loss of any of these people could have a material adverse effect on the Company's business and results of operations. Certain members of senior management have entered into employment and non-compete agreements with the Company.

POSSIBLE DILUTIVE EFFECT OF FUTURE SALES OF COMMON STOCK


         The sale, or availability for sale, of substantial amounts of shares of Common Stock in the public market subsequent to this offering pursuant to Rule 144 under the Securities Act, or otherwise, could materially adversely affect the market price of the Common Stock. On the date of this Prospectus, in addition to the 125,000 shares of Common Stock offered hereby, 7,619,910 shares will be freely tradeable. In addition, as of August 29, 1996, stock options to purchase a total of 475,700 shares of Common Stock were outstanding. The Company has registered all of these shares, along with 123,450 shares of Common Stock available for future issuance under the Company's stock option plans. The sale of such shares of Common Stock over the American Stock Exchange or otherwise could have a material adverse effect on the market price of the Company's Common Stock. In addition, 751,360 of the outstanding shares of Common Stock of the Company are "restricted securities," as that term is defined under Rule 144 promulgated under the Securities Act, and may be sold over the American Stock Exchange in accordance with Rule 144. The availability for sale of shares of Common Stock under Rule 144 or otherwise could have a material adverse effect on the market price of the Company's Common Stock.



CONTROL BY MANAGEMENT; EFFECTS OF CERTAIN ANTI-TAKEOVER PROVISIONS

         Upon the consummation of this offering, the Company's officers, directors and their affiliates will beneficially own approximately 25% of the then issued and outstanding shares of Common Stock, the substantial majority of which will be held by Emanuel Pinez, the Company's Chairman of the Board of Directors, Chief Executive Officer and Secretary. Accordingly, such persons will be able to continue to have substantial influence upon, if not to direct, the affairs of the Company. The Company's Certificate of Incorporation authorizes the Board of Directors to issue up to 1,000,000 shares of preferred stock, $0.01 par value per share (the "Preferred Stock"). No shares of Preferred Stock are currently outstanding, and the Company has no present plans for the issuance thereof. The Preferred Stock may be issued in one or more series, the terms of which may be determined at the time of issuance by the Board of Directors, without further action by stockholders, and may include voting rights (including the right to vote as a series on particular matters), preferences as to dividends and liquidation, conversion and redemption rights and sinking fund provisions. The issuance of any such shares of Preferred Stock could adversely affect the rights of holders of Common Stock and, therefore, could reduce the value of the Common Stock. In addition, the ability of the Board of Directors to issue Preferred Stock could discourage, delay, or prevent a takeover of the Company.

         In addition, the Company, as a Delaware corporation, is subject to the General Corporation Law of the State of Delaware, including Section 203 thereof. In general, the law restricts the ability of a public Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless certain conditions are met. As a result of the application of Section 203 and certain provisions in the Company's Certificate of Incorporation, potential acquirors of the Company may find it more difficult or be discouraged from attempting to effect an acquisition transaction with the Company, thereby possibly depriving holders of the Company's securities of certain opportunities to sell or otherwise dispose of such securities at above-market prices.


                                 USE OF PROCEEDS

         The Company will not receive any part of the proceeds of any sale or transactions made by the Selling Stockholders.


                              SELLING STOCKHOLDERS


         The following table sets forth, as of August 9, 1996, the number of shares beneficially owned prior to the Offering, the number of shares of Common Stock offered hereby, and the number of shares beneficially owned after the Offering (assuming sale of all shares of Common Stock being offered hereby) by the Selling Stockholders. The information set forth below is based soley on information from the Selling Stockholders. Except as otherwise indicated, none of the following stockholders has had any material relationship with the Company during the past three (3) years.

                              Common
                              Stock                             Common Stock
                              Beneficially      Common          Beneficially
                              Owned             Stock           Owned After
                              Prior to          Being           Completion of
Selling Stockholders(1)       Offering          Offered         Offering
- -----------------------       --------------    -------         -------------
Sheik Ahmed (2)                      441            441            0
Arthur I. Andersen                    39             39            0
B.A. Ballou & Co., Inc.
 Retirment Plan  (3)               2,145          2,145            0

                                                              Common
                                                              Stock                             Common Stock
                                                              Beneficially      Common          Beneficially
                                                              Owned             Stock           Owned After
                                                              Prior to          Being           Completion of
Selling Stockholders(1)                                       Offering          Offered         Offering
- -----------------------                                       --------------    ---------       --------

Carolyn Booth                                                         81             81            0
Brookwood Investments Limited Partnership                            139            139            0
Gertrude Burr                                                         31             31            0
Capricornia Corp.                                                    925            925            0
Walter Conroy (2)                                                    441            441            0
Lawrence Coolidge Trust                                              778            778            0
Benjamin T. Downs                                                     77             77            0
Fidelity Ventures, Ltd.(4)                                        19,176         19,176            0
Fidelity Waterway Limited Partnership (4)                         69,958         69,958            0
Walter N. Frank, Jr.                                                  78             78            0
Walter N. Frank, Sr.                                                  61             61            0
Benjamin J. Gilson & Sarah G. Gilson                                   9              9            0
Andrew Howland                                                       152            152            0
Kellygreen Ltd.                                                   25,000         25,000            0
Phyllis Kimball Johnston & H. Earl Kimball Foundation                352            352            0
John Bird Lloyd Jr. Trust                                            223            223            0
Peter Loring                                                       1,211          1,211            0
Jonathan Marin                                                        31             31            0
Nancy G. Myers Trust                                                  63             63            0
Gerrit J. Nicholas                                                   308            308            0
Jonathan Norton                                                       21             21            0
Karen L. Osborne                                                      31             31            0
Russell & Co.                                                        422            422            0
Warren L. Schwerin                                                   278            278            0
W. Mason Smith III Trust                                              74             74            0
David A. Straus                                                       42             42            0
Patricia Straus                                                       42             42            0
Patricia Straus, Custodian for Rebecca E. Straus under UGMA           42             42            0
Helmut Thielsch                                                    2,223          2,223            0
David Wolfson                                                        106            106            0
                                                                     ---            ---            -

Total                                                            125,000        125,000            0
                                                                 -------        -------            =


(1) With the exception of Kellygreen Ltd., the Selling Stockholders were stockholders of DCI. On July 10, 1996, DCI merged with Centennial Acquisition Corporation, the Company's majority owned subsidiary (the "Merger"). The Selling Stockholders received shares of Common Stock as partial consideration in connection with the Merger. Kellygreen Ltd. received shares of Common Stock as consideration for consulting services provided to the Company in connection with the Merger.

(2) Sheik Ahmed is employed as the Vice President of DCI, a majority owned subsidiary of the Company. Walter Conroy serves as President and a Director of DCI. Both Messrs. Ahmed and Conroy were employed by DCI prior to the Merger.

(3) F. Remington Ballou serves as Chief Executive Officer and director of B.A. Ballou & Co., Inc. Mr. Ballou, individually, is the holder of two promissory notes from DCI. The first promissory note, dated October 22, 1992, has a face value of $150,000(the "1992 Note"). At August 29, 1996, $32,467.43 in principal and accrued interest remained outstanding on the 1992 Note. The other promissory note, dated January 15, 1993, has a face value of $100,000 (the "1993 Note"). No accrued interest or principal has been paid on the 1993 Note.

(4) An affiliated mutual fund entity or entities may, from time to time, be or have been a substantial shareholder of the Company.

         The shares of Common Stock are being registered to permit public sales of the Shares from time to time by the Selling Stockholders. The Selling Stockholders were issued the Shares in connection with the Merger. Such securities are being registered pursuant to the terms of the Agreement and Plan of Merger by and between the Company, Centennial Acquisition Corporation and DCI, dated July 10, 1996, at the expense of the Company, exclusive of fees and expenses of the Selling Stockholders' attorneys or other representatives and selling or brokerage commissions, if any, as the result of the sale of such securities.

         The Selling Stockholders are not restricted as to the price or prices at which they may sell the Shares. Sales of the Shares at less than the market price may depress the market price of the Company's Common Stock. It is anticipated that the sale of the Shares when made, will be made over the American Stock Exchange either through broker-dealers acting as agents or brokers for the seller, or through broker-dealers acting as principals, who may then resell the Shares over the American Stock Exchange, or through private sales, at negotiated prices related to prevailing market prices at the time of the sales, or by a combination of such methods. Thus, the sale of the Shares by the Selling Stockholders may occur over an extended period of time.


                              PLAN OF DISTRIBUTION

         The shares of Common Stock covered hereby may be offered and sold from time to time by the Selling Stockholders listed above. The Selling Stockholders will act independently of the Company in making decisions with respect to the timing, market, or otherwise at prices related to the then current market price or in negotiated transactions.

         The shares of Common Stock may be sold from time to time by the Selling Stockholders, or by pledgees, donees, transferees or other successors in interest. The shares of Common Stock covered by this Prospectus may be sold by the Selling Stockholders in one or more transactions on the American Stock Exchange, or otherwise at prices and at terms then prevailing or at prices related to the then current market price, or in negotiated transactions. The shares of Common Stock may be sold by one or more of the following: (a) a block trade in which the broker or dealer so engaged will attempt to sell the shares of Common Stock as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this prospectus; and (c) ordinary brokerage transactions and transactions in which the broker solicits purchasers. Thus, the period of distribution of such shares of Common Stock may occur over an extended period of time. The Company is paying all of the other expenses of registering the securities offered hereby under the Securities Act estimated to be $15,000 for filing, legal, and miscellaneous fees and expenses, and has agreed to indemnify the Selling Stockholders against certain liabilities, including liabilities under the Securities Act. In effecting sales, broker-dealers engaged by the Selling Stockholders may arrange for other broker-dealers to participate. Usual and customary or specifically negotiated brokerage fees or commissions may be paid by the Selling Stockholders in connection with such sales. The Company will not receive any proceeds from any sales of the Shares by the Selling Stockholders.

         In offering the securities, the Selling Stockholders and any broker-dealers and any other participating broker-dealers who execute sales for the Selling Stockholders may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales, and any profits realized by the Selling Stockholders and the compensation of such broker-dealer may be deemed to be underwriting discounts and commissions. In addition, any shares covered by this Prospectus which qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this Prospectus.

         The Company has advised the Selling Stockholders that during such time as they may be engaged in a distribution of Shares they are required to comply with Rules 10b-6 and 10b-7 under the Exchange Act (as those Rules are described in more detail below) and, in connection therewith, that they may not engage in any stabilization activity, except as permitted under the Exchange Act, are required to furnish each broker-dealer through which Shares included herein may be offered copies of this Prospectus, and may not bid for or purchase any securities of the Company or attempt to induce any person to purchase any securities except as permitted under the Exchange Act.

         Rule 10b-6 under the Exchange Act prohibits, with certain exceptions, participants in a distribution from bidding for or purchasing, for an account in which the participant has a beneficial interest, any of the securities that are the subject of the distribution. Rule 10b-7 governs bids and purchases made in order to stabilize the price of a security in connection with a distribution of the security.


                                 TRANSFER AGENT

         The  transfer  agent  for  the  Company's   Common  Stock  is  American
Securities  Transfer,  Inc.,  938 Quail Street,  Suite 101,  Lakewood,  Colorado
80215.


                            INCORPORATION OF CERTAIN
                             DOCUMENTS BY REFERENCE

         The following documents filed by the Company with the Commission are incorporated herein by reference: (1) the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 1995; (2) the Company's interim reports on Form 10-Q for the fiscal quarters ended September 30, 1995, December 31, 1995 and March 31, 1996; (3) the Company's current report on Form 8-K, dated July 24, 1996; and (4) the Company's Registration Statement No. 33-74862-NY on Form 8-A declared effective by the Commission on April 12, 1994 registering the Company's Common Stock under Section 12(g) of the Exchange Act; and (5) the Company's
Registration Statement No. 333- 1008 on Form S-3 declared effective by the Commission on March 19, 1996. All documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date hereof and prior to the termination of the offering of the Common Stock registered hereby shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of filing of such documents. Any statements contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus. The Company will provide without charge to each person to whom this Prospectus is delivered, upon a written request of such person, a copy of any or all of the foregoing documents incorporated by reference into this Prospectus (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into such documents). Requests for such copies should be directed to the Chief Financial Officer of the Company, 37 Manning Road, Billerica, Massachusetts 01821, Telephone: (508) 670-0646.


                                 INDEMNIFICATION


         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.


         Delaware General Corporation Law, Section 102(b)(7), enables a corporation in its original certificate of incorporation or an amendment thereto validly approved by stockholders to eliminate or limit personal liability of members of its Board of Directors for violations of a director's fiduciary duty of care. However, the elimination or limitation shall not apply where there has been a breach of the duty of loyalty, failure to act in good faith, engaging in intentional misconduct or knowingly violating a law, paying a dividend or approving a stock repurchase which is deemed illegal or obtaining an improper personal benefit. The Company's Certificate of Incorporation includes the following language:

                  To the maximum extent permitted by Section 102(b)(7) of the General Corporation Law of Delaware, a director of this Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the Director derived an improper personal benefit.

         Delaware General Corporation Law, Section 145, permits a corporation organized under Delaware law to indemnify directors and officers with respect to any matter in which the director or officer acted in good faith and in a manner he reasonably believed to be not opposed to the best interests of the Company, and, with respect to any criminal action, had reasonable cause to believe his conduct was lawful. The Bylaws of the Company include the following provision:

                  Reference  is made to  Section  145  and  any  other  relevant provisions of the General Corporation Law of the State of Delaware. Particular reference is made to the class of persons, hereinafter called "Indemnitees," who may be indemnified by a Delaware corporation pursuant to the provisions of such Section 145, namely, any person, or the heirs, executors, or administrators of such person, who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, by reason of the fact that such person is or was a director, officer, employee, or agent of such corporation or is or was serving at the request of such corporation as a director, officer, employee, or agent of such corporation or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, or other enterprise. The Corporation shall, and is hereby obligated to, in addition to any obligation incurred pursuant to the Corporation's Certificate of Incorporation, indemnify the Indemnitees, and each of them, in each and every situation where the Corporation is obligated to make such indemnification pursuant to the aforesaid statutory provisions. The Corporation shall indemnify the Indemnitees, and each of them, in each and every situation where, under the aforesaid statutory provisions, the Corporation is not obligated, but is nevertheless permitted or empowered, to make such indemnification, it being understood that, before making such indemnification, with respect to any situation covered under this sentence, (i) the
         Corporation  shall  promptly  make or cause  to be made,  by any of the methods referred to in Subsection (d) of such Section 145, a determination as to whether each Indemnitee acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Corporation, and, in the case of any criminal action or proceeding, had no reasonable cause to believe that his conduct was unlawful, and (ii) that no such indemnification shall be made unless it is determined that such Indemnitee acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Corporation, and, in the case of any criminal action or proceeding, had no reasonable cause to believe that his conduct was unlawful.

     NO DEALER, SALESPERSON OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER MADE BY THIS PROSPECTUS. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY SELLING STOCKHOLDER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN SHARES OF COMMON STOCK TO WHICH THIS PROSPECTUS RELATES, OR AN OFFER IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED, OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO, OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY OFFER OR SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.


                             --------

                        TABLE OF CONTENTS


                                                              PAGE
                                                              ----
Available Information.....................................      2
Prospectus Summary .......................................      3
Risk Factors..............................................      4
Use of Proceeds ..........................................     11
Selling Stockholders .....................................     12
Plan of Distribution......................................     13
Transfer Agent ...........................................     15
Incorporation of Certain Documents by
  Reference...............................................     15
Indemnification...........................................     15




================================================================================



                                 125,000 SHARES




                         CENTENNIAL TECHNOLOGIES, INC.



                                  COMMON STOCK





                                    --------

                                   PROSPECTUS

                                    --------






                               September __, 1996





================================================================================





                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The following is an itemization of all expenses (subject to future contingencies) incurred or expected to be incurred by the Company in connection with the issuance and distribution of the securities being offered hereby other than underwriting discounts and commissions (items marked with an asterisk (*) represent estimated expenses):


          Registration Fee (SEC).................................     $ 1,488.80
          Legal Fees*        ....................................     $10,000.00
          Miscellaneous*.........................................     $ 3,511.20
                                                                      ----------


                           TOTAL*                                     $15,000.00
                                                                      ==========

ITEM 15.  INDEMNIFICATION OF OFFICERS AND DIRECTORS

         See "Indemnification" contained in Part I hereof, which is incorporated by reference.

ITEM 16.   EXHIBITS

         (a) The following is a list of exhibits filed herewith as part of this Registration Statement:

Exhibit
  No.                                       Title
  ---                                       -----



 *5 Opinion Letter of O'Connor, Broude & Aronson as to legality of shares being registered.

 *23a Consent of O'Connor, Broude & Aronson (contained in opinion filed as Exhibit 5).

 *23b             Consent of Coopers and Lybrand LCC

 * Previously filed with the Commission on August 9, 1996


                                      II-1


         (b) The following exhibit was filed as part of Company's report on Form 8-K filed with the Commission on July 24, l996 and is herein incorporated by reference.


Exhibit
  No.                       Title
  ---                       -----
  2 Agreement and Plan of Merger By and Among the Company, Centennial Acquisition Corporation and Design Circuits, Inc., dated July 10, l996


         (c) The following exhibits were filed as part of the Company's Form SB-2 Registration Statement (33-74862-NY) declared effective by the Commission on April 12, 1994 and are herein incorporated by reference:


Exhibit
  No.                       Title
  ---                       -----

  3a              Certificate of Incorporation.

  3b              Bylaws.

  4a              Included in Exhibits 3a and 3b.


ITEM 17.  UNDERTAKINGS

         The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (i)      To  include  any   prospectus   required  by  Section
                           10(a)(3) of the Securities Act;

                  (ii) To reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information set forth in the registration statement; and

                  (iii) To include any additional or material information on the plan of distribution.

         (2) For the purpose of determining any liability under the Securities Act, to treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time as the initial bona fide offering.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the Offering.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions,

                                      II-2




or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Registrant of expenses incurred or paid by a director, officer, or controlling person of Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.





                                      II-3




                                   SIGNATURES


         PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT CERTIFIES THAT IT HAS REASONABLE GROUNDS TO BELIEVE THAT IT MEETS ALL OF THE REQUIREMENTS FOR FILING ON FORM S-3 AND HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF BILLERICA, COMMONWEALTH OF MASSACHUSETTS, ON THE 29TH DAY OF AUGUST, 1996.


                                       CENTENNIAL TECHNOLOGIES, INC.


                                       By: /s/ Emanuel Pinez
                                          --------------------------------------
                                          Emanuel Pinez, Chief Executive Officer


         PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.

Signature                      Title                                Date
- ---------                      -----                                ----



/s/ Emanuel Pinez     Chairman of the Board, Chief               August 29, 1996
- ------------------    Executive Officer, and Secretary
Emanuel Pinez


/s/ James M. Murphy   Chief Financial Officer (Principal       September 3, 1996
- ------------------    financial and accounting officer),
James M. Murphy       Treasurer, and Director


/s/ John J. McDonald  President and Director                   September 3, 1996
- ------------------
John J. McDonald


/s/ John J. Shields   Vice-Chairman of the Board               September 3, 1996
- ------------------
John J. Shields


                      Director                                  __________, 1996
- ------------------
J. P. Luc Beaubien


                      Director                                  __________, 1996
- ------------------
William M. Kinch


/s/ William Shea      Director                                   August 29, 1996
- ------------------
William Shea




                                      II-4